UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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APAC CUSTOMER SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Six Parkway North
Deerfield, Illinois 60015
(847) 374-4980

Notice of Annual Meeting of Shareholders
June 1, 2007

To the Shareholders of APAC Customer Services, Inc.:

The Annual Meeting of Shareholders of APAC Customer Services, Inc. will be held at our corporate headquarters, Six Parkway North, Deerfield, Illinois on Friday, June 1, 2007, at 10:00 a.m. Central Daylight Time for the following purposes:

1. To elect six directors.

2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on April 2, 2007, are entitled to notice of, and to vote at, the Annual Meeting.

Even if you plan to attend the meeting in person, please read these proxy materials and date, sign and mail the enclosed proxy in the envelope provided, which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated.

By Order of the Board of Directors

Pamela R. Schneider
Secretary

April 30, 2007

APAC Customer Services, Inc.
Six Parkway North
Deerfield, Illinois 60015
(847) 374-4980

Proxy Statement

Annual Meeting of Shareholders to be Held June 1, 2007

This Proxy Statement and the accompanying proxy card are being mailed to shareholders of APAC Customer Services, Inc. (the “Company”) on or about April 30, 2007, in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders to be held on June 1, 2007. The purpose of the Annual Meeting is to consider and act upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

Each shareholder is entitled to one vote for each Common Share held as of the record date. A majority of the outstanding Common Shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. As of the close of business on April 2, 2007, the record date for determining shareholders entitled to vote at the Annual Meeting, 50,092,282 Common Shares were outstanding.

If the form of Proxy that accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the indicated direction. A Proxy may be revoked at any time prior to the voting thereof by written notice to our Secretary, by executing and delivering a subsequently dated proxy card or by voting in person at the Annual Meeting. Shareholders whose Common Shares are held in the name of a bank, broker or other holder of record will receive voting instructions from the holder of record.

The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required for the election of directors and for any other proposal submitted to a vote. Shareholders are not entitled to cumulate their votes. Shares represented by proxies which are marked “withhold” or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matter. Broker “non-votes” and the shares as to which shareholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting, except as to matters for which a non-vote is indicated on the broker’s proxy. If a non-vote is indicated on the broker’s proxy with respect to a particular matter, the shares will not be treated as represented at the meeting for the purposes of determining a quorum for such matter. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Votes will be tabulated by representatives of LaSalle Bank National Association, our transfer agent and inspector of elections for the Annual Meeting. We will bear the expenses incurred in the solicitation of proxies.

COMMON SHARES BENEFICIALLY OWNED BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2007, regarding the beneficial ownership of Common Shares by (i) each person known by us to own beneficially more than 5% of our outstanding Common Shares, (ii) each director and nominee, (iii) each Named Executive Officer (as defined in “Compensation Discussion and Analysis — Overview of Compensation Process” appearing in the “Executive Compensation” section of this Proxy Statement) and (iv) all directors and executive officers as a group. Except as otherwise indicated, we believe that each beneficial owner of Common Shares listed below, based on information provided by such owner, has sole investment and voting power with respect to such Common Shares. Unless otherwise indicated, the address of each of the shareholders named below is our principal executive office.

	Common Shares
	Beneficially Owned

Name	Number		Percent(1)
Theodore G. Schwartz	19,729,060	(2)(3)	37.9%
Wells Fargo & Company	4,463,878	(4)	8.6%
Sidus Investment Partners, L.P.	3,042,600	(5)	5.9%
Trust Four Hundred Thirty U/A/D 4/2/94	2,115,000	(6)	4.1%
Trust Seven Hundred Thirty U/A/D 4/2/94	2,115,000	(6)	4.1%
Trust 3080	500,000	(6)	1.0%
Trust 3081	500,000	(6)	1.0%
Cindy K. Andreotti	24,984	(3)	*
Robert F. Bernard	—	(8)	*
Thomas M. Collins	214,316	(3)(7)	*
John W. Gerdelman	127,816	(3)	*
Robert J. Keller	903,500	(3)	1.7%
John C. Kraft	14,763	(3)	*
John J. Park	36,121	(3)	*
George H. Hepburn III	129,000	(3)	*
James M. McClenahan	208,600	(3)	*
David J. LaBonte	357,450	(3)	*
Pamela R. Schneider	95,500	(3)	*
All directors and executive officers as a group (14 persons, excluding Mr. Bernard)	22,256,154	(3)	42.8%

Notes to Common Shares Beneficially Owned Table

*	less than 1%

(1)	Beneficial ownership is shown on this table in accordance with the rules of the Securities and Exchange Commission. Under those rules, if a person holds options to purchase Common Shares that are exercisable within 60 days after March 1, 2007, those shares are included in that person’s reported holdings and in calculating the percentages of Common Shares beneficially owned. The percentages of Common Shares beneficially owned are based on 51,994,019 Common Shares, which includes 50,017,983 Common Shares outstanding as of March 1, 2007, plus 1,976,036 Common Shares subject to options exercisable as of March 1, 2007, or within 60 days thereafter as detailed in Note 3 below.

(2)	Includes 9,858,000 Common Shares as to which Mr. Schwartz has sole voting and investment power, 9,858,000 Common Shares held by a limited partnership, as to which Mr. Schwartz disclaims beneficial ownership except to the extent of his pecuniary interest therein, and 3,218 Common Shares held by

Mr. Schwartz’s spouse, as to which Mr. Schwartz disclaims beneficial ownership. Mr. Schwartz’s address is 19955 NE Porto Vita Way #2903, Aventura, FL 33180.

(3)	Includes Common Shares which may be acquired pursuant to options exercisable as of March 1, 2007, or within 60 days thereafter, as follows: Mr. Schwartz (9,842 shares); Ms. Andreotti (19,684 shares); Mr. Collins (208,316 shares); Mr. Gerdelman (127,816 shares); Mr. Keller (600,000 shares); Mr. Kraft (14,763 shares); Mr. Park (36,121 shares); Mr. Hepburn (60,000 shares); Mr. McClenahan (157,500 shares); Mr. LaBonte (324,950 shares); Ms. Schneider (60,000 shares); and all directors and executive officers as a group (1,976,036 shares). Also includes restricted Common Shares owned by executive officers, including the Named Executive Officers, as follows: Mr. Keller (165,000 shares); Mr. Hepburn (29,000 shares); Mr. McClenahan (29,000 shares); Mr. LaBonte (29,000 shares); Ms. Schneider (29,000 shares); and all directors and executive officers as a group (339,000 shares). These individuals currently have sole voting, but not sole investment, power over the restricted Common Shares.

(4)	Based solely upon information provided in the Schedule 13G/A filed jointly on February 5, 2007 by Wells Fargo & Company as a parent holding company (“Wells Fargo”), on its own behalf, and on behalf of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management LLC and Wells Fargo Bank, National Association, Wells Fargo (or one or more of its subsidiaries) has sole voting power over 4,241,228 Common Shares and sole investment power over 4,463,878 Common Shares. The address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94014.

(5)	Based solely upon information provided in the Schedule 13G filed jointly on February 3, 2006 by (i) Sidus Investment Partners, L.P., a Delaware limited partnership (“Sidus Partners”); (ii) Sidus Investments Ltd., a Cayman Islands exempted corporation, (“Sidus Investments”); (iii) Sidus Investment Management, LLC, a Delaware limited liability company, which serves as investment manager to Sidus Partners, Sidus Investments, and a certain managed account which is a beneficial owner of Common Shares (the “Manager”); and (iv) Messrs. Al Tobia and Mike Barone, who serve as the managing members of the Manager, Sidus Partners, Sidus Investments, and Messrs. Tobia and Barone share, or could be deemed to share, voting and investment power over all 3,042,600 Common Shares. Their address is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(6)	Robert H. Wicklein, John J. Abens and Scott Mordell serve as general trustees of Trust Four Hundred Thirty U/A/D 4/2/94, Trust Seven Hundred Thirty U/A/D 4/2/94, Trust 3080 and Trust 3081 (collectively, the “Trusts”). All decisions regarding the voting and disposition of Common Shares held by the Trusts must be made by a majority of the general trustees and, as a result, each of the general trustees disclaims beneficial ownership. M. Christine Schwartz, who is married to Mr. Schwartz, serves as a special trustee of the Trusts and has limited powers to designate successors to the general trustees at the conclusion of their terms, but has no responsibilities or powers regarding the voting or disposition of the Common Shares owned by the Trusts and accordingly disclaims beneficial ownership of such shares. The address of each of the Trusts is 650 Dundee Road, Suite 450, Northbrook, Illinois 60062.

(7)	Includes 3,000 Common Shares held in a trust for the benefit of Mr. Collins’ family, of which Mr. Collins is a co-trustee and shares voting and investment power.

(8)	Mr. Bernard died on February 2, 2007. Upon his death, all unvested options accelerated and became vested. As of March 1, 2007, Mr. Bernard’s estate beneficially owned options to purchase 219,379 Common Shares. These options have not been included for purposes of calculating the number of Common Shares beneficially owned or outstanding or the related percentages in this table.

PROPOSAL REGARDING THE ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to serve until the next Annual Meeting of Shareholders. Mr. Collins has announced his intention to retire when his current term as a member of the Board of Directors expires at the Annual Meeting, as he will turn 80 years of age during 2007. The Nominating and Corporate Governance Committee has determined that it will not appoint individuals to fill the vacancies on the Board of Directors created by Mr. Collins’ retirement and the death of Mr. Bernard at this time.

It is intended that the executed and returned proxy cards (except proxy cards marked to the contrary) will be voted for the nominees listed below, each of whom is currently a member of the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees listed below. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

The Board of Directors recommends a vote FOR the election of each of the following nominees.

Nominees for Election

Name	Age	Position
Cindy K. Andreotti	51	Cindy K. Andreotti became a director in April 2005. Currently, Ms. Andreotti is President and Chief Executive Officer of The Andreotti Group LLC, a strategic business advisory firm serving domestic/global enterprise clients, private equity and institutional firms and international investment groups. Prior to the launch of The Andreotti Group, Ms. Andreotti was President, Enterprise Markets for MCI, Inc., which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in July 2002 and emerged from Chapter 11 protection in April 2004. Enterprise Markets consisted of the Global Accounts Segment, Government Markets, the Conferencing Business Unit, and MCI Solutions, the managed services arm of MCI. Previous assignments at MCI included President of Business Markets and President of Global Accounts and Strategic Ventures and Alliances. Before joining MCI in 1990, Ms. Andreotti was with AT&T Corporation. Ms. Andreotti is also Vice Chairman of the Japan American Society, a cabinet member of the Los Angeles Music Center, a member of the Executive Committee for the Red Cross, a member of the Accenture Women’s Leadership Forum and a member of the board of directors for Rivermine Solutions, Inc., a leading provider of enterprise telecommunications expense management solutions.

Name	Age	Position
John W. Gerdelman	54	John W. Gerdelman became a director in April 2001. Mr. Gerdelman is Executive Chairman of Intelliden Corporation, a leading provider of intelligent networking software solutions. Previously, Mr. Gerdelman was President and Chief Executive Officer of AboveNet, Inc., a provider of digital communications infrastructure solutions. Mr. Gerdelman joined AboveNet in April 2002, to guide the company through a reorganization under Chapter 11 of the U.S. Bankruptcy Code, culminating in its emergence from Chapter 11 protection in September 2003. Until April 2002, Mr. Gerdelman was Managing Partner of Mortonsgroup LLC, an information technology and telecommunications venture group. Previously he had served as President and Chief Executive Officer of USA.NET, a provider of innovative email solutions, and as President of the network and information technology division of MCI Telecommunications Corporation. Mr. Gerdelman serves on the boards of directors of Sycamore Networks, Brocade Corporation, Terabeam Corporation, Intelliden Corporation, Speakeasy and U.S. Inspect.
Robert J. Keller	53	Robert J. Keller became a director in March 2004 when he joined us as President and Chief Executive Officer. From February 1998 through September 2003, Mr. Keller served in various capacities at Office Depot, Inc., most recently as President, Business Services Group. Mr. Keller is a director of ACCO Brands Corporation, a New York Stock Exchange listed company.
John C. Kraft	65	John C. Kraft became a director in October 2005. Mr. Kraft was Vice Chairman and Chief Operating Officer at Leo Burnett where he oversaw the operations of the company’s 50 offices located in 43 countries. He also served on the company’s Board of Directors. After taking early retirement from Leo Burnett, Mr. Kraft was the Executive Vice President and Chief Administrative Officer and a director of Young and Rubicam for two years. Mr. Kraft is a member of the Board of Directors of WHITTMANHART, a position he accepted in November 2006, and a director of Chicago Central Area Committee.
John J. Park	45	John J. Park became a director in August 2004. Mr. Park has been the Chief Financial Officer at Hewitt Associates, a global human resources outsourcing and consulting firm, since November 2005. Prior to joining Hewitt, Mr. Park served as Chief Financial Officer of Orbitz, Inc., an online travel company, from October 2000 until February 2005, and as acting President from November 2004 until February 2005. Prior to joining Orbitz, Mr. Park held executive positions with Sears, Roebuck and Co., including Vice President, Finance for its services and credit card businesses.
Theodore G. Schwartz	53	Theodore G. Schwartz is Chairman of the Board of Directors. Mr. Schwartz is our founder and has served as our Chairman since our formation in May 1973. He served as our Chief Executive Officer until January 2000, and again from May 2001 until March 2004.

Meetings of our Board of Directors and Corporate Governance

Our Board of Directors met thirteen times during fiscal year 2006 and periodically took action by unanimous written consent. All incumbent directors attended at least 75% of the aggregate of such meetings and meetings of Board committees on which they served in fiscal year 2006.

Our Board of Directors has adopted Corporate Governance Guidelines, which set forth the role and functions of our Board of Directors, director qualifications and guidelines with respect to Board of Director meetings and committees of the Board, among other things. Our Board of Directors has determined that all Board members (including Messrs. Bernard and Collins), other than Messrs. Keller and Schwartz, are independent under The Nasdaq Stock Market, Inc. listing standards.

Board Committees

Our Board of Directors has established three standing committees and has adopted written charters for each committee: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. While our Board’s committees are constituted as described below and vote on matters as described below, other members of our Board, including directors not determined by our Board to qualify as independent, are frequent participants (although not voting participants) in committee meetings and proceedings.

Each committee’s charter is available on our website at www.apaccustomerservices.com. A copy of each charter is also available in print to shareholders upon request, addressed to the Secretary at APAC Customer Services, Inc., Six Parkway North, Deerfield, Illinois 60015.

Audit Committee

Our Audit Committee, which consists of Messrs. Gerdelman (Chairman), Park and Kraft and Ms. Andreotti, appoints our independent registered public accounting firm, reviews the proposed scope of the annual audit, oversees the adequacy and effectiveness of accounting and financial controls, and reviews the annual and quarterly financial statements with management and the independent registered public accounting firm. Our Audit Committee met thirteen times in fiscal year 2006. All members of our Audit Committee are independent as defined for audit committee members by the listing standards of The Nasdaq Stock Market, Inc. Our Board of Directors has determined that each member of our Audit Committee is financially literate in accordance with the listing standards of The Nasdaq Stock Market, Inc. and that Mr. Park is an “audit committee financial expert,” as defined by the United States Securities and Exchange Commission (the “SEC”). For details regarding Mr. Park’s qualifications as an “audit committee financial expert,” see “Nominees for Election” appearing in the “Proposal Regarding the Election of Directors” section of this Proxy Statement.

Compensation Committee

Our Compensation Committee, which consists of Messrs. Park (Chairman), Collins and Kraft (who became a member of the committee in February 2007 after the death of Mr. Bernard), approves senior management compensation and oversees our equity compensation plans. For more information concerning the responsibilities and authority of the Compensation Committee, see “Compensation Discussion and Analysis — Overview of Compensation Process” appearing in the “Executive Compensation” section of this Proxy Statement. Our Compensation Committee met four times in fiscal year 2006 and periodically took action by unanimous written consent. All members of our Compensation Committee are independent directors as defined by the listing standards of The Nasdaq Stock Market, Inc.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Nominating/Governance Committee, consists of Messrs. Collins (Chairman) and Gerdelman and Ms. Andreotti. Mr. Kraft was also a member of the Nominating/Governance Committee until February 2007 when he resigned from this committee to join the

Compensation Committee. The Nominating/Governance Committee identifies and recommends to our Board of Directors individuals qualified to serve as directors, recommends directors to serve on committees of our Board of Directors, advises our Board of Directors with respect to matters of Board composition and procedures, develops and recommends to our Board of Directors corporate governance principles applicable to us, oversees corporate governance matters generally, and reviews on an annual basis director compensation. The Nominating/Governance Committee met five times during fiscal year 2006. All members of our Nominating/ Governance Committee are independent directors as defined by the listing standards of The Nasdaq Stock Market, Inc.

Our Nominating/Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, our Nominating/Governance Committee will take into consideration the needs of our Board of Directors and the qualifications of the candidate. Our Nominating/Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by our Nominating/Governance Committee, a shareholder must submit the recommendation in writing and must include the following information: the name of the shareholder and evidence of the person’s ownership of Common Shares, including the number of shares owned and the length of time of ownership; the name of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director; and the person’s consent to be named as director if selected by our Nominating/Governance Committee and nominated by our Board.

The shareholder recommendation and information described above must be sent to our Secretary at Six Parkway North, Deerfield, Illinois 60015 and must be received by our Secretary not less than 90 nor more than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

Our Nominating/Governance Committee believes that the minimum qualifications for serving as a director are the ability to apply good and independent judgment in a business situation and the ability to represent the interests of shareholders. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to us or our shareholders. Candidates considered by our Nominating/Governance Committee for election or reelection to our Board of Directors should possess the following qualifications: the highest level of personal and professional ethics, integrity and values; an inquiring and independent mind; practical wisdom and mature judgment; broad training and experience at the policy-making level in business, finance and accounting, government, education or technology; expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained; willingness to devote sufficient time and attention to carrying out the duties and responsibilities of Board membership; commitment to serve on the Board for several years to develop knowledge about our business; willingness to represent the best interests of all shareholders and objectively appraise management performance; and involvement only in activities or interests that do not conflict with the director’s responsibilities to us and our shareholders.

Once a person has been identified by our Nominating/Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating/Governance Committee determines that the candidate warrants further consideration, our Chairman or another member of the committee or of our Board of Directors, including directors who have not been designated as independent, contacts the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating/Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. Other members of our Board, including Mr. Schwartz and Mr. Keller, will also interview the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, our Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

  Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, none of our executive officers served on the board of directors or compensation committee of any other corporation where any member of our Compensation Committee or our Board of Directors was engaged as an executive officer. None of the members of our Compensation Committee has ever been employed by us.

As of the end of fiscal year 2006, we have a $123,639 investment in 2001 Development Corporation, a community-oriented economic development company in Cedar Rapids, Iowa, of which Mr. Collins, a member of our Board of Directors, is the President. As share ownership in 2001 Development Corporation is limited to corporations doing business in Cedar Rapids, Mr. Collins owns no interest in 2001 Development Corporation.

  Shareholder Communications with our Board of Directors

Our Board of Directors has established a process to receive communications from shareholders. Shareholders may contact any member (or all members) of our Board by mail. To communicate with our Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to our Board of Directors or any such individual directors, or group or committee of directors, by either name or title. All such correspondence should be sent “c/o Secretary” to Six Parkway North, Deerfield, Illinois 60015.

All communications received as set forth in the preceding paragraph will be opened by the office of the Secretary for the sole purpose of determining the nature of the communications. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee or addressees.

  Policy Regarding Director Attendance at Annual Meetings

We consider attendance and participation at the annual meeting of shareholders to be important to effectively fulfill the responsibilities of our directors. Accordingly, it is our policy to encourage each of our directors to attend the annual meeting. All of the directors then serving on the Board were in attendance at the 2006 Annual Meeting, other than Mr. Park.

  Director Compensation

Our Nominating/Governance Committee reviews and approves the compensation paid to each member of our Board on an annual basis. Each director who is not employed by us is compensated for his or her services as a director with: (i) an annual cash retainer of $22,000; (ii) a cash payment of $1,500 for each board meeting attended in person and a cash payment of $750 for each board meeting attended by telephone; and (iii) quarterly grants of options to purchase Common Shares. The total number of options to be granted annually to each director is calculated as of the date of our annual meeting of shareholders and is determined by dividing $90,000 by the average fair market value of a Common Share over the preceding calendar year. Options are granted to directors in four equal installments as of the first trading day of each calendar quarter. Options have an exercise price equal to the fair market value of a Common Share on the date of grant. Additionally, Mr. Schwartz receives an annual fee of $15,000 for his services as Chairman of the Board.

For Board committee service: (i) the Audit Committee chairman receives an annual fee of $10,000; (ii) each of the other committee chairmen receives an annual fee of $5,000; and (iii) each committee member, including the committee chairmen, receives a cash payment of $1,500 for each committee meeting attended in person and a cash payment of $750 for each committee meeting attended by telephone. Directors are also reimbursed for certain expenses in connection with attendance at Board and committee meetings as well as approved education programs and other required travel.

2006 Director Compensation

The following table sets forth the information with respect to all compensation paid or earned for services rendered to us by each member of our Board of Directors (other than Mr. Keller) during fiscal year 2006. Mr. Keller is an employee of ours and does not receive any additional compensation for his services as a director.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)(1)	($)	($)(2)	($)	($)	($)		($)
Cindy K. Andreotti	55,000	—	14,282	—	—	—		69,282
Robert F. Bernard	40,000	—	47,600	—	—	—		87,600
Thomas M. Collins	53,250	—	34,757	—	—	—		88,007
John W. Gerdelman	62,000	—	36,204	—	—	—		98,204
John C. Kraft	50,500	—	12,087	—	—	—		62,587
John J. Park	57,000	—	20,787	—	—	—		77,787
Theodore G. Schwartz	52,000	—	9,220	—	—	14,928	(3)	76,148
Total	369,750	—	174,937	—	—	14,928		559,615

Notes to 2006 Director Compensation Table

(1)	The amounts shown in the table represent the actual amount of all fees earned or paid for services rendered as a director during fiscal year 2006.

(2)	The amounts shown in the table reflect the expense to us for stock options recognized in fiscal year 2006. These amounts were determined in accordance with FAS 123(R), and may include amounts from options granted prior to fiscal year 2006. The grant date fair value of stock options determined in accordance with FAS 123(R) granted to each of our directors during fiscal year 2006 was as follows: Ms. Andreotti and Messrs. Bernard, Collins, Gerdelman, Kraft and Park ($47,685) and Mr. Schwartz ($50,097). See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 16, 2007. As of December 31, 2006, each non-employee director owned options to purchase an aggregate number of Common Shares as follows: Ms. Andreotti (89,543 shares); Mr. Bernard (204,135 shares); Mr. Collins (289,135 shares); Mr. Gerdelman (208,635 shares); Mr. Kraft (74,780 shares); Mr. Park (114,200 shares); and Mr. Schwartz (60,016 shares). These options vest ratably over three years, have a term of ten years, and fully vest upon the death or retirement of the director or upon a change of control of our company.

(3)	Represents Mr. Schwartz’s compensation from us from the following sources: (i) amounts paid by us for Mr. Schwartz’s continued medical coverage under our medical insurance plan during fiscal year 2006; (ii) our “match” of Mr. Schwartz’s contributions to our supplemental 401(k) “restoration plan” for highly compensated employees; and (iii) fiscal year 2006 earnings on our “match” of Mr. Schwartz’s contributions to our supplemental 401(k) “restoration plan” for highly compensated employees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Process

The Compensation Committee of our Board of Directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The committee establishes total compensation for Mr. Keller, our President and Chief Executive Officer. The committee also establishes the compensation of the other Named Executive Officers, with input from our Chief Executive Officer. The Compensation Committee does not delegate any of its authority in this regard. Mr. Keller is our principal executive officer. He and our principal financial officer, and our three most highly compensated executive officers (other than the principal executive officer and principal financial officer) who were serving as executive officers at the end of fiscal year 2006, are our Named Executive Officers.

The Compensation Committee is composed of three independent directors. From time to time, we retain independent compensation consultants to provide objective and expert advice on various compensation plan design issues, although in fiscal year 2006 we did not retain any such firm. In February 2004, we engaged the services of RMS Gladrey to assist us in our search for a new President and Chief Executive Officer and to provide a competitive analysis to assist us in creating an appropriate compensation package for our new Chief Executive Officer. Mr. Keller was hired as a result of this process. In December 2004, we engaged the services of Hewitt Associates to conduct an executive pay study and assist us in developing our annual cash incentive and long term equity incentive programs for our executive officers (including the Named Executive Officers) as well as certain other employees. From time to time, we also use additional compensation data which we obtain from established executive compensation survey sources.

In addition to Mr. Keller, the following executive officers participated in the preparation, development and review of various executive compensation presentations made to the Compensation Committee and the Board of Directors during fiscal year 2006: Mr. George H. Hepburn III, our Senior Vice President and Chief Financial Officer; Ms. Karen R. Tulloch, our Senior Vice President, Human Resources; and Ms. Pamela R. Schneider, our Senior Vice President, General Counsel and Secretary.

Compensation Objectives

We design our executive compensation policies with the objective of attracting, motivating and retaining the highest quality executives. Our goal is to compete in the market for high caliber individuals with the talent and capabilities we believe necessary to our success. We believe the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and which aligns executives’ interests with those of our shareholders by rewarding performance which ultimately improves shareholder value.

Compensation Philosophy

We desire to attract and retain superior executive talent by offering a total compensation package that is competitive with the compensation practices of those companies with which we compete for executive talent. Such companies include both publicly-traded and private (i) companies in our industry, (ii) companies having annual revenue comparable to ours (i.e., under $500 million), and (iii) Chicago-area based Fortune 500 companies. We believe that total compensation packages for our executive officers should reward individual performance, put a significant portion of the executive’s compensation at risk of achieving pre-established objectives, and align the interests of our executive officers with those of our shareholders. To that end, our compensation packages contain both cash and stock-based compensation as well as short-term and long-term incentives.

The market for suitable executive leadership is very competitive and we contend with many larger companies for top executive-level talent. As a result, our practice is to target total compensation levels for our executive officers at above-median levels. Accordingly, the Compensation Committee has determined that the total compensation packages for our executive officers should be between the 50th percentile and the 75th percentile of the packages of executive officers at companies with which we compete for executive talent. Variations to this objective may occur as dictated by the performance and/or experience level of an individual and other market factors.

Elements of Compensation

To achieve our objectives, our executive compensation program includes the following compensation components:

•	Salary: An annual base salary, subject to potential annual merit increases based on the executive’s overall performance during the previous year;

•	Annual Cash Incentive: A potential annual cash bonus under our management incentive plan based on our attaining certain specified financial performance measures;

•	Long-Term Equity Incentives: Long-term incentives consisting of stock options and performance-based restricted share grants under our incentive stock plan; and

•	Other Employee Benefits: Other employee benefits including the right to participate in company-sponsored benefit and welfare plans such as health, dental and prescription drug insurance, the premiums of which are partly paid for by us, company-sponsored flexible spending accounts for certain qualified medical, dental and childcare expenses, matching contributions to our 401(k) plan and supplemental 401(k) “restoration plan” for highly compensated employees, and company-subsidized supplemental life insurance.

The Summary Compensation Table sets forth the amounts for these components that we paid each of the Named Executive Officers in 2006. See “2006 Summary Compensation Table” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

In addition, to provide for executive stability, we offer our Named Executive Officers payments and benefits (i) in the event an executive officer is involuntarily terminated other than for cause or resigns for good reason and (ii) in the event we experience a change of control. See “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

We compensate our Named Executive Officers (and other executive officers) primarily by using a combination of short-term compensation (salary and annual cash incentive compensation) and long-term compensation (stock options and restricted shares). We have historically determined the mix of short-term and long-term compensation and the mix of base and incentive compensation by using market compensation information provided by an outside consultant or by reference to established executive compensation surveys. We believe it is important that a portion of our executive officers’ incentive compensation is dependant upon our stock price, and a substantial portion of their overall compensation opportunity consists of equity compensation. However, since the price of our Common Shares is subject to some factors outside our control and the control of our executive officers, we also believe it is important that a portion of an executive officer’s incentive compensation be tied to the performance of goals relating to the operations of our company. Accordingly, we tie our executive officers’ annual cash incentive compensation to the achievement of financial performance goals that we believe help to drive our business and create value for our shareholders. On a total dollar value basis, other benefits compensation is smaller when compared to cash and equity compensation portions of our total executive compensation package.

Conversely, there are certain types of compensation that the we have elected to omit from our executive compensation packages, as we believe they are of limited value in attracting, retaining and motivating the type of executive officers we seek. Examples of the types of executive compensation that we deemed to be unnecessary include: (i) a defined benefit (pension) plan; (ii) a stipend or expenses for a company car; and (iii) country club memberships. We believe that we are not negatively affected by our failure to offer these types of benefits and perquisites to our executive officers.

Salary

Annual base salary is a major component of overall cash compensation each year. We determine base salaries for each executive officer (including the Named Executive Officers) by evaluating his or her experience, performance, and any changes in the executive’s duties during the year. We also consider the competitive market for executive talent, and compare salaries we pay our executive officers to those paid to executive officers in comparable positions at companies with which we compete for such talent. Annual base salaries for the Named Executive Officers are designed so that salary for the given position will be between the 50th and 75th percentiles of companies with which we compete for executive talent.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit increases in annual base salary (if any) are discretionary, and are awarded depending upon the executive officer’s overall performance during the prior year. Base salary increases ranging from approximately 4% to 10% were awarded to each of the Named Executive Officers in fiscal year 2006. In April 2006, the Compensation Committee conducted a review of total compensation for all of our executive officers, including the Named Executive Officers, based on the March 1, 2005 Towers Perrin Executive Compensation Survey of practices for companies having less than $500 million in annual revenue.

The following table sets forth the 2006 and 2007 base salaries for each of the Named Executive Officers and reflects each Named Executive Officer’s salary after the application of the indicated salary increase during fiscal year 2006. Such base salary increases were effective as of April 3, 2006 for all of the named Executive Officers (other than Mr. Hepburn, whose increase was effective July 3, 2006). In order to control selling, general and administrative expenses, the Named Executive Officers elected not to accept base salary increases in fiscal year 2007.

Named Executive Officer	2006/2007 Base Salary	Increase in 2006
Robert J. Keller	$440,000	10.0%
George H. Hepburn III	$315,000	5.0%
James M. McClenahan	$315,000	5.0%
David LaBonte	$285,000	5.4%
Pamela R. Schneider	$270,000	3.9%

Annual Cash Incentive

We pay annual cash bonuses to our executive officers (including our Named Executive Officers) under our 2005 Management Incentive Plan (the “MIP”), which was approved by our shareholders on June 3, 2005. The MIP gives the Compensation Committee the latitude to design cash and stock-based short-term and long-term incentive compensation programs to promote exceptional performance and achievement of corporate goals by key employees. Under the MIP, cash incentive opportunities are designed annually around a strategic mix of corporate and individual performance objectives. All performance targets for the Named Executive Officers are directly linked to the achievement of our annual financial plan.

The range of potential annual incentive payments for the Named Executive Officers was determined by the Compensation Committee after considering recommendations from our outside compensation consultant, Hewitt Associates, which assisted in the design of the MIP in February 2005. Again, in keeping with the Compensation Committee’s philosophy, the established range of potential management incentive plan payments is within the 50th to 75th percentile of potential bonus payments paid by companies with which we compete for executive talent.

No annual cash bonus is guaranteed, but the Named Executive Officers are eligible for annual bonuses under the MIP ranging from 0% to 150% of their base salaries. Mr. Keller’s annual bonus opportunity at threshold, target and maximum levels is 50%, 75% and 150% of his base salary, based solely on our performance against annual financial measures established by the Compensation Committee. The annual bonus opportunity for the other Named Executive Officers at threshold, target and maximum levels is 10%, 40% and

80% of each individual’s base salary and is also conditioned on our performance against the same annual financial measures that apply to Mr. Keller. The structure of the annual bonus ensures that a significant portion of each executive officer’s total cash compensation varies with our results for a given year, while providing financial incentives to our executive officers to achieve our short-term financial and strategic objectives. Any annual bonus for Mr. Keller may be paid one half in cash and one half in restricted stock or deferrable restricted stock units which would vest 50% on grant and 50% on the first anniversary of grant. Any annual bonuses for the other Named Executive Officers are payable in cash.

2006 Executive Restructuring Incentive

Due to our financial performance prior to our July 2005 restructuring, the performance goals set for the 2005 annual bonuses to be paid under the MIP were not achieved. In the second half of 2005, financial performance improved as a result of the July 2005 restructuring and the Board of Directors determined that, in lieu of an annual cash bonus, it would provide an executive restructuring incentive for the Named Executive Officers and certain other key employees. A total of 181,000 restricted Common Shares were granted to the Named Executive Officers on February 7, 2006, under the APAC Customer Services, Inc. 2005 Incentive Stock Plan (the “Incentive Stock Plan”) which was approved by our shareholders on July 3, 2005.

The purpose of the restructuring incentive was to reward these individuals for the successful execution of the July 2005 restructuring plan and accordingly, the vesting of these restricted Common Shares was conditioned on both (i) our achieving the EBITDA target provided in our 2006 financial plan which was approved by our Board of Directors on December 6, 2005 (our “2006 Plan”) for the six months ended July 2, 2006, and (ii) the continued employment of the participants for a period of two years from the date of grant. Restricted Common Shares were utilized as a means of providing meaningful value without using cash at a time when it was uncertain as to when our share price would respond to our long-term investments. As the EBITDA performance target was met, all of the restricted Common Shares will become unrestricted and will fully vest on February 7, 2008, provided each of the Named Executive Officers is still employed by us at that time (or upon an interceding change of control). The grant of these restricted Common Shares is included in the “2006 Summary Compensation Table” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

2006 MIP

For fiscal year 2006, the Named Executive Officers were eligible to receive incentives under the MIP based on our achieving certain threshold, target and maximum adjusted EBITDA, revenue and earnings per share during fiscal year 2006. We selected these three measures because they reward our executive officers for achieving three important business objectives — top line revenue growth, earnings growth and share price appreciation — each of which we believe are important drivers of our long-term financial success. The 2006 annual incentive bonus opportunity was based 40% on our achieving threshold, target or maximum adjusted EBITDA for fiscal year 2006, 40% on our achieving threshold, target or maximum revenue for fiscal year 2006 and 20% on our achieving threshold, target or maximum earnings per share for fiscal year 2006. We explain how we calculate adjusted EBITDA in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 16, 2007, under the heading “Non-GAAP Financial Measures.”

In each case, the thresholds, targets and maximums for each of the financial measures were based on our 2006 Plan. No payments under the MIP would have been made to any participant unless the adjusted EBITDA threshold was met, and no payment would have made on any individual financial measures unless the threshold for that financial measure was met. Threshold, target and maximum payouts would have been made if we achieved the percentage of 2006 Plan goal set forth in the table below for each of the three financial measures:

2006 Management Incentive Plan
Financial Measures
Measures	Percent of 2006 Plan Goal
EBITDA
Maximum	119%
Target	100%
Threshold	81%
REVENUE
Maximum	109%
Target	100%
Threshold	91%
EPS
Maximum	700%
Target	100%
Threshold	-500%

In fiscal year 2006, we did not achieve the adjusted EBITDA threshold required to trigger an annual incentive bonus under the MIP. Nevertheless, the Compensation Committee, in its discretion, determined to pay annual bonuses to the Named Executive Officers. These bonuses were paid in March 2007. The Compensation Committee determined to make these discretionary bonus payments because it believed that decisions made by management during fiscal year 2006 were instrumental in improving profitability and positioning us for long-term growth. Specifically, management made certain decisions regarding accelerating our investment in additional call center capacity in the Philippines that negatively impacted our ability to achieve the targeted financial measures established for the 2006 MIP. Such 2006 discretionary bonus payments for each of the Named Executive Officers are set forth in the table below:

Named Executive Officer	2006 Discretionary Bonus Paid in 2007
Robert J. Keller	$107,732
George H. Hepburn III	$35,000
James M. McClenahan	$35,000
David LaBonte	$35,000
Pamela R. Schneider	$35,000

2007 MIP

For fiscal year 2007, the Named Executive Officers are eligible to receive annual incentive bonuses under the MIP based on our achieving certain financial goals during fiscal year 2007. The 2007 annual incentive bonus opportunity is based on the same three financial measures used during fiscal year 2006, and each of the three measures is similarly weighted. Likewise, the amount of the threshold, target and maximum annual incentive opportunity for each of the Named Executive Officers is the same as in fiscal year 2006.

In each case, the thresholds, targets and maximums for each of the financial measures are based on our 2007 financial plan which was approved by our Board of Directors on February 16, 2007 (our “2007 Plan”), and which the Compensation Committee believes is achievable. In each case, the Compensation Committee believes the 2007 Plan goal for each of the three financial measures represents a meaningful increase over our fiscal year 2006 performance. As in fiscal year 2006, no payments under the MIP will be made to any participant unless the adjusted EBITDA threshold is met and no payment will be made on any individual financial measure unless the threshold for that measure is met. Threshold, target and maximum payouts will be made if we achieve the percentage of 2007 Plan goal set forth in the table below for each of the three financial measures:

2007 Management Incentive Plan
Financial Measures
Measures	Percent of 2007 Plan Goal
EBITDA
Maximum	120%
Target	100%
Threshold	80%
REVENUE
Maximum	110%
Target	100%
Threshold	90%
EPS
Maximum	183%
Target	100%
Threshold	17%

Long-Term Equity Incentives

We believe that equity compensation is an important component of our executive officers’ overall compensation package. We believe that shareholder value is best enhanced if our executive officers are encouraged to strategically manage our company for long-term success. We grant long-term incentive compensation in the form of stock options and restricted Common Shares under our 2005 Incentive Stock Plan. We do not consider outstanding options or restricted Common Shares held by an executive officer when making an award.

While we believe that both forms of equity grants can be used to appropriately link the creation of shareholder value to long-term executive officer incentive compensation, we have until quite recently used only stock options for this purpose. Generally, we believe that stock options provide a more leveraged upside incentive for our executive officers especially when the price of our Common Shares is low and we are not profitable. Additionally, full-value restricted Common Shares would have little retention value given the generally low price of our Common Shares. We also prefer awarding executive officers stock options as incentives rather than restricted Common Shares, because the only time the executive officer receives value from an option is when the price of our Common Shares increases after the grant date.

Restricted shares provide executive officers compensation if our Common Shares maintain their value, and provide increased compensation if the value of our Common Shares increases. Recently, we have awarded a limited number of restricted Common Shares to the Named Executive Officers and other key employees in lieu of a cash incentive. See “Compensation Discussion and Analysis — Annual Cash Incentive — 2006 Executive Restructuring Incentive” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. We have also awarded restricted Common Shares to Mr. Keller. See “Compensation Discussion and Analysis — Long-Term Equity Incentives — 2006 Equity Grants to Named Executive Officers” and “Compensation Discussion and Analysis — Long-Term Equity Incentives — 2007 Equity Grants to Named Executive Officers” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

Equity awards are also further structured to promote the retention of our executive officers over longer periods of time. Equity awards to executive officers typically vest over time. Stock option grants to the Named Executive Officers vest in equal increments over four or five years after their grant date and have ten year terms. The exercise price for stock options is the fair market value of our Common Shares on the grant date. Until April 4, 2007, the fair market value of such Common Shares as determined under the 2005 Incentive

Stock Plan was the average of the high and low selling prices of such Common Shares on The NASDAQ Stock Market, Inc. on the relevant valuation date, or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded. Effective April 4, 2007, the 2005 Incentive Stock Plan was amended to provide that the fair market value would be the closing price of the Common Shares on The NASDAQ Stock Market, Inc. on the valuation date. Grants of restricted Common Shares typically vest two years from the date of grant, and vesting is often conditioned on the achievement of specified financial performance objectives established by the Compensation Committee.

2005 Special Option Grants

In February 2005, after a review of our incentive compensation program by Hewitt Associates, we granted Special Option Grants to 20 employees, including certain of the Named Executive Officers. The Special Option Grants were intended to increase the amount of long-term incentive compensation available to key employees (including the Named Executive Officers) and the size of the grants was based on Hewitt Associates’ competitive survey of the number of options granted by our direct competitors as a percentage of their outstanding shares. Due to our relatively small market capitalization and the desire to create significant equity incentive opportunities for the new management team headed by Mr. Keller, it was determined that the size of the grant would be three times the amount which would otherwise have been granted on an annual basis. The Compensation Committee considered these retention grants and did not contemplate issuing additional equity compensation to the Named Executive Officers for the three-year period 2005 through 2007. Thereafter, similar Special Option Grants were issued to Ms. Schneider and Mr. Hepburn when they joined us and to Mr. LaBonte when he was promoted to the position of Senior Vice President, Operations. These grants are reflected in the “Outstanding Equity Awards on December 31, 2006” table appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. The Special Option Grants vest ratably on an annual basis over five years and provide for partial acceleration of vesting upon a change of control if the employee is then employed by us and full vesting upon a termination of employment at or after a change of control in certain circumstances.

Stock Option Grant Guidelines and Procedures

In April 2005, the Compensation Committee adopted guidelines for the granting of stock options for fiscal years 2005, 2006 and 2007 taking into account the philosophy behind the Special Option Grants discussed above. These guidelines are based on competitive industry practice. Options granted pursuant to these guidelines vest annually over a five-year period, as determined by the Compensation Committee, with partial acceleration of vesting upon a change of control if the employee is then employed by us and full vesting upon a termination of employment on or after a change of control in certain circumstances.

In October 2006, the Compensation Committee adopted standard policies and procedures regarding the granting of stock options to employees, including executive officers. Stock option grants are generally not “timed” to benefit the recipients, and are typically only approved during regularly scheduled quarterly meetings of the Compensation Committee, except in limited circumstances. For grants approved during the regularly scheduled Compensation Committee meetings, the issue date of such grants is set to be the third trading day after the next subsequent quarterly earnings announcement by us. We have not engaged in “back-dating” of options and do not grant options with an exercise price below the fair market value of our Common Shares as defined under our 2005 Stock Incentive Plan.

2006 Equity Grants to Named Executive Officers

During fiscal year 2006, consistent with the Compensation Committee’s previously established policy, no stock option awards were made to any of our executive officers (including the Named Executive Officers). See “Compensation Discussion and Analysis — Long-Term Equity Incentives — 2005 Special Option Grants” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

On February 7, 2006, the executive officers (including the Named Executive Officers) received an equity grant in the form of restricted Common Shares in lieu of a 2005 annual cash bonus award. See “Compensation

Discussion and Analysis — Annual Cash Incentive — 2006 Executive Restructuring Incentive” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

On March 30, 2006, Mr. Keller received an additional equity award in the form of a grant of 100,000 restricted Common Shares. This equity award was conditioned on our Common Shares achieving a targeted price for the fourth quarter of fiscal year 2006. As the targeted price was not achieved, the restricted Common Shares were cancelled.

2007 Equity Grants to Named Executive Officers

On February 26, 2007, Mr. Keller received an equity award in the form of a grant of 100,000 restricted Common Shares. This grant was intended ensure the retention of Mr. Keller and to further incent him to focus on increasing shareholder value over the long-term. These restricted Common Shares will become unrestricted and fully vested in two equal installments on February 26, 2008 and February 26, 2009 or upon a change of control, if earlier; provided, in each case, that Mr. Keller is still employed by us at such time.

Other Employee Benefits

We structure our compensation to provide competitive benefit packages to employees, including the Named Executive Officers. These include company-sponsored benefit and welfare plans such as health, dental and prescription drug insurance, the premiums of which are partly paid for by us, company-sponsored flexible spending accounts for certain qualified medical, dental and childcare expenses, matching contributions to our 401(k) plan, and company-subsidized supplemental life insurance. In addition, we offer a supplemental 401(k) “restoration plan” to our “highly compensated employees” (as such term is defined by the applicable regulations under the Internal Revenue Code), whose contributions to our 401(k) plan are limited by the Internal Revenue Code, to make up for the limitations so imposed. This “restoration plan” is available to all highly compensated employees, including all of our Named Executive Officers. We also make matching contributions on behalf of these highly compensated employees to the “restoration plan” (including any Named Executive Officer who elects to participate). We believe the maintenance of our 401(k) “restoration plan” (and our matching contributions to it) are necessary to maintain a competitive benefits package for our executive officers, and so that they have the opportunity to defer the same percentage of their income, and receive similar matching contributions, as our other employees.

Severance and Change in Control Agreements

We provide severance agreements to our executive officers as a retention incentive and to ensure that in a potential change of control situation that could benefit our shareholders, members of our management team retain their objectivity regarding the outcome of any transaction. Each of our executive officers has a severance agreement that provides that if the executive’s employment is terminated without cause, or, in the case of Messrs. Hepburn, McClenahan and LaBonte and Ms. Schneider, he or she voluntarily resigns for good reason, the executive will receive specified payments and benefits. Our stock option and restricted stock award agreements also provide for the acceleration of vesting in the event of termination and/or a change of control. See “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

Perquisites and Other Personal Benefits

We do not provide any perquisites or other personal benefits to our executive officers (including the Named Executive Officers).

Tax Considerations

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which generally provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals, including the Named Executive Officers. Qualifying performance-based compensation is specifically exempt from the deduction limit. We believe that the compensation paid under the MIP is generally fully deductible for federal income tax purposes as it is based on objective performance standards that are established by the Compensation Committee in accordance with Section 162(m). However, in certain situations, the Compensation Committee may approve compensation that does not meet the exemption requirements of Section 162(m) in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

Beginning on January 2, 2006, we began accounting for stock-based payments including stock options and restricted Common Shares in accordance with the requirements of FAS Statement No. 123(R) “Share-Based Payment”. See ‘‘Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 16, 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Compensation Committee

John J. Park, Chairman
Thomas M. Collins
John C. Kraft

2006 Summary Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to us by the Named Executive Officers during fiscal year 2006.

								Nonqualified
							Non-Equity	Deferred
				Stock		Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards		Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)		($)(4)	($)	($)	($)(5)	($)
Robert J. Keller	2006	428,462	107,732	55,904	(3)	311,887	—	—	16,634	920,619
President, Chief Executive Officer and Director

George H. Hepburn III	2006	306,924	35,000	24,942		27,892	—	—	9,347	404,105
SVP, Chief Financial Officer

James M. McClenahan	2006	310,673	35,000	24,942		71,240	—	—	7,082	448,937
SVP, Sales and Marketing

David LaBonte	2006	280,760	35,000	24,942		48,348	—	—	11,378	400,428
SVP, Operations

Pamela R. Schneider	2006	267,115	35,000	24,942		27,390	—	—	10,050	364,497
SVP, General Counsel and Secretary

Notes to 2006 Summary Compensation Table

(1)	The amounts shown in the table represent the discretionary bonuses awarded to the Named Executive Officers in March 2007 relative to fiscal year 2006 performance. See “Compensation Discussion and Analysis — Annual Cash Incentive — 2006 MIP” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

(2)	The amounts shown in the table reflect the expense to us for stock awards recognized in fiscal year 2006. These amounts were determined in accordance with FAS 123(R), and may include amounts from awards granted prior to fiscal year 2006. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 16, 2007.

(3)	In addition to the 65,000 restricted Common Shares granted to Mr. Keller in 2006, on March 30, 2006, the Board of Directors granted 100,000 restricted Common Shares to Mr. Keller, subject to certain conditions precedent. See “Compensation Discussion and Analysis — Long Term Equity Incentives — 2006 Equity Grants to Named Executive Officers” and Note 3 to the “2006 Grants of Plan-Based Awards” table appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. The required conditions precedent to the vesting of such grant of restricted Common Shares were not satisfied, and such restricted Common Shares were cancelled effective December 31, 2006 and no expense was recognized by us for this grant during fiscal year 2006.

(4)	The amounts shown in the table reflect the stock option expense recognized by us in fiscal year 2006. These amounts were determined in accordance with FAS 123(R), and may include amounts from options granted prior to fiscal year 2006. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 16, 2007.

(5)	Represents the Named Executive Officers’ compensation from us from the following sources: (i) our contributions for excess employee life insurance policy premiums; (ii) our “match” of the Named Executive Officer’s contributions to (a) our 401(k) plan, and (b) our supplemental 401(k) “restoration plan” for highly compensated employees; (iii) fiscal year 2006 earnings on our “match” of the Named Executive Officer’s contributions to (a) our 401(k) plan, and (b) our supplemental 401(k) “restoration plan” for highly compensated employees, and (iv) our contributions for short-term disability insurance policy premiums.

2006 Grants of Plan-Based Awards

The following table sets forth the number of restricted Common Shares granted to the Named Executive Officers during fiscal year 2006 and details concerning each Named Executive Officer’s annual bonus opportunity under the 2006 MIP. No options for Common Shares were granted to the Named Executive Officers in fiscal year 2006. For further information about the terms of the restricted Common Shares see “Compensation Discussion and Analysis — Annual Cash Incentive — 2006 Executive Restructuring Incentive” and “Compensation Discussion and Analysis — Long-Term Equity Incentives — 2006 Equity Grants to Named Executive Officers” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

								All Other
								Stock	All Other
		Estimated Future Payouts Under						Awards:	Option	Exercise	Grant Date
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Number of	Awards:	or Base	Fair Value
		Awards(1)			Equity Incentive Plan Awards			Shares	Number of	Price of	of Stock
								of Stock	Securities	Option	and Option
Name and Principal	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Position	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options	($/Sh)	($)(2)
Robert J. Keller		74,981	299,923	599,846
President, Chief	2/7/06				—	65,000	—	—	—	N/A	124,800
Executive Officer and	3/30/06				—	100,000	—				0	(3)
Director
George H. Hepburn III		23,019	92,077	184,154
SVP, Chief Financial	2/7/06				—	29,000	—	—	—	N/A	55,680
Officer
James M. McClenahan		23,300	93,202	186,404
SVP, Sales and	2/7/06				—	29,000	—	—	—	N/A	55,680
Marketing
David LaBonte		21,057	84,228	168,456
SVP, Operations	2/7/06				—	29,000	—	—	—	N/A	55,680
Pamela R. Schneider		20,034	80,135	160,269
SVP, General Counsel and Secretary	2/7/06				—	29,000	—	—	—	N/A	55,680

Notes to 2006 Grants of Plan-Based Awards Table

(1)	The amounts shown in the table represent the annual cash incentive compensation amounts that potentially could have been earned during 2006 based on the achievement of performance goals under our 2006 MIP. For further information about our 2006 MIP, see “Compensation Discussion and Analysis — Annual Cash Incentive — 2006 MIP” and “2006 Summary Compensation Table” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

(2)	The amounts shown in the table reflect the fair value of the entire grant on the grant date, and were determined in accordance with FAS 123(R). Only a portion of these amounts was expensed by us in 2006. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 16, 2007.

(3)	The valuation of these restricted Common Shares reflects the fair value of the entire grant on the grant date. This grant of 100,000 restricted Common Shares was conditioned on our Common Shares achieving a targeted price for the fourth quarter of fiscal year 2006. Management assigned a grant date fair value of $0 to this grant because it was unlikely we would achieve this target price level. As this target price level was in fact not achieved, the entire grant of 100,000 restricted Common Shares was cancelled, and Mr. Keller received no value for this grant.

Outstanding Equity Awards on December 31, 2006

The following table provides information regarding the outstanding equity awards held by the Named Executive Officers as of December 31, 2006. The vesting dates for any unvested equity awards are set forth in the applicable footnotes. Some of the equity awards set forth in this table have vested since the December 31, 2006 effective date of this table. No Named Executive Officer exercised options in fiscal year 2006.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:			Number	Market	Unearned	Value of
	Number of	Number of	Number of			of Shares	Value of	Shares,	Unearned
	Securities	Securities	Securities			or Units	Shares or	Units or	Shares,
	Underlying	Underlying	Underlying			of Stock	Units of	Other	Units, or
	Unexercised	Unexercised	Unexercised	Option		that have	Stock That	Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	not	Have Not	That Have	That Have
Name and Principal	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Position	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)	($)
Robert J. Keller	200,000	200,000(3)	—	2.90	3/15/2014			—	—
President, Chief	150,000	600,000(3)		1.62	2/8/2015
Executive Officer and						65,000	243,750
Director
George H. Hepburn III	60,000	240,000(4)	—	0.85	9/19/2015			—	—
SVP, Chief Financial						29,000	108,750
Officer
James M. McClenahan	37,500	37,500(5)	—	1.77	6/10/2014			—	—
SVP, Sales and	60,000	240,000(5)		1.62	2/8/2015
Marketing						29,000	108,750	—	—
David LaBonte	2,500		—	6.50	3/31/2007
SVP, Operations	1,250			6.50	7/28/2007
	2,000			6.50	9/29/2007
	25,400			6.50	4/30/2008
	20,000			3.44	9/2/2008
	68,850			2.98	8/3/2009
	30,000			2.34	8/31/2009
	15,000			11.63	1/10/2010
	16,000			2.89	12/2/2011
	8,125			2.90	1/24/2012
	13,500			3.57	8/1/2012
	18,618	6,207(6)		2.81	2/10/2013
	30,000	10,000(6)		2.31	3/9/2013
	60,000	240,000(6)		0.86	7/1/2015
						29,000	108,750
Pamela R. Schneider	60,000	240,000(7)	—	0.88	6/13/2015			—	—
SVP, General Counsel and
Secretary						29,000	108,750

Notes to Outstanding Equity Awards on December 31, 2006 Table

(1)	For each Named Executive Officer, all restricted Common Shares will vest on February 7, 2008, provided such Named Executive Officer is still employed by us on that date.

(2)	The market value of the restricted Common Shares shown is based on the closing price for our Common Shares on The NASDAQ Stock Market, Inc. as of December 29, 2006 ($3.75 per Common Share).

(3)	Mr. Keller’s options include the following grants, grant dates and vesting dates:

		Vesting Date &
	Number of	Number of
	Common Shares	Common Shares
	Granted on	Vesting on
Grant Date	Grant Date	Such Date
March 15, 2004	400,000	March 15, 2005 — 100,000 (Vested)
		March 15, 2006 — 100,000 (Vested)
		March 15, 2007 — 100,000 (Vested)
		March 15, 2008 — 100,000

February 8, 2005	750,000	February 8, 2006 — 150,000 (Vested)
		February 8, 2007 — 150,000 (Vested)
		February 8, 2008 — 150,000
		February 8, 2009 — 150,000
		February 8, 2010 — 150,000

Additionally, this table does not reflect that on March 30, 2006, Mr. Keller was awarded a grant of 100,000 restricted Common Shares which was conditioned on our Common Shares achieving a targeted price for the fourth quarter of fiscal year 2006. As this target price level was not achieved, the entire grant of 100,000 restricted Common Shares was cancelled, and Mr. Keller received none of these restricted Common Shares. See “Compensation Discussion and Analysis — Long-Term Equity Incentives — 2006 Equity Grants to Named Executive Officers” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

(4)	Mr. Hepburn’s options include the following grants, grant dates and vesting dates:

Vesting Date &
	Number of	Number of
	Common Shares	Common Shares
	Granted on	Vesting on
Grant Date	Grant Date	Such Date
September 19, 2005	300,000	September 19, 2006 — 60,000 (Vested)
September 19, 2007 — 60,000
September 19, 2008 — 60,000
September 19, 2009 — 60,000
September 19, 2010 — 60,000

(5)	Mr. McClenahan’s options include the following grants, grant dates and vesting dates:

		Vesting Date &
	Number of	Number of
	Common Shares	Common Shares
	Granted on	Vesting on
Grant Date	Grant Date	Such Date
June 11, 2004	75,000	June 11, 2005 — 18,750 (Vested)
		June 11, 2006 — 18,750 (Vested)
		June 11, 2007 — 18,750
		June 11, 2008 — 18,750
February 8, 2005	300,000	February 8, 2006 — 60,000 (Vested)
		February 8, 2007 — 60,000 (Vested)
		February 8, 2008 — 60,000
		February 8, 2009 — 60,000
		February 8, 2010 — 60,000

(6)	Mr. LaBonte’s options include the following grants, grant dates and vesting dates. All of Mr. LaBonte’s remaining options are fully vested.

		Vesting Date &
	Number of	Number of
	Common Shares	Common Shares
	Granted on	Vesting on
Grant Date	Grant Date	Such Date
February 11, 2003	24,825	February 11, 2004 — 6,206 (Vested)
		February 11, 2005 — 6,206 (Vested)
		February 11, 2006 — 6,206 (Vested)
		February 11, 2007 — 6,207 (Vested)

March 10, 2003	40,000	March 10, 2004 — (10,000 Vested)
		March 10, 2005 — (10,000 Vested)
		March 10, 2006 — (10,000 Vested)
		March 10, 2007 — (10,000 Vested)
July 1, 2005	300,000	July 1, 2006 — 60,000 (Vested)
		July 1, 2007 — 60,000
		July 1, 2008 — 60,000
		July 1, 2009 — 60,000
		July 1, 2010 — 60,000

(7)	Ms. Schneider’s options include the following grants, grant dates and vesting dates:

Vesting Date &
	Number of	Number of
	Common Shares	Common Shares
	Granted on	Vesting on
Grant Date	Grant Date	Such Date
June 13, 2005	300,000	June 13, 2006 — 60,000 (Vested)
June 13, 2007 — 60,000
June 13, 2008 — 60,000
June 13, 2009 — 60,000
June 13, 2010 — 60,000

Additional Compensation Tables

All other tables have been omitted because they are not applicable to us in fiscal year 2006.

Potential Payments Upon Termination or Change of Control

We have certain agreements that require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change of control of our company. The payment and benefits due upon a Named Executive Officer’s termination of employment (other than in connection with a change of control) are set forth in individual agreements between us and each of the Named Executive Officers. Each of our Named Executive Officers also has an Employment Security Agreement which provides for certain payments in the event of a change of control. In addition, to the extent not contemplated by the employment agreements or the Employment Security Agreements, our stock option agreements and restricted stock award agreements provide for the acceleration of vesting in the event of a change of control and upon termination under certain circumstances. The Compensation Committee retains discretion to determine the amount, if any, of any additional payments and benefits which may be paid to a Named Executive Officer upon termination of his or her employment. In making such a determination, the Compensation Committee may consider a number of factors including the reasons for the termination, the Named Executive Officer’s tenure and performance, the Named Executive Officer’s personal circumstances and the amount of payments and benefits, if any, generally offered to executive officers at other companies in similar positions.

Each of the Named Executive Officers has signed an Agreement Protecting Company Interests which provides that during the term of his or her employment with us and for a specified period after his or her termination, he or she will not solicit our clients or employees and will refrain from working for or consulting with any of our competitors. The term of the non-solicitation and non-compete agreements is two years for Messrs. Keller and LaBonte, eighteen months for Mr. McClenahan and twelve months for Mr. Hepburn and Ms. Schneider. In the event any of the Named Executive Officers violates his or her Agreement Protecting Company Interests, we may be entitled to recover some or all of the payments and benefits that were paid by us upon termination of employment.

The following narrative describes the nature and amount of payments and benefits to each of our Named Executive Officers in the event of a termination of employment as a result of retirement, death or disability, involuntary termination (not for cause), voluntary termination, termination for cause, and termination in connection with a change of control, as well as in the event of a change of control without termination of employment.

Payments Made Upon Retirement

Each of the Named Executive Officers is eligible to elect normal retirement when he or she has completed at least ten years of continuous employment and the sum of his or her age and continuous service with us is equal to or greater than seventy. Upon normal retirement, some or all of the outstanding stock options that are not vested at the time of his or her retirement will accelerate and become exercisable. Generally, the vesting will be accelerated such that the options which would otherwise vest on the next anniversary of the grant date vest on the date of retirement; provided that the shares issuable upon exercise of such accelerated options are subject to certain restrictions on transfer for a period of two years after termination.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer:

•	The Name Executive Officer, or his or her beneficiary or estate, will be entitled to receive payment of any and all base salary earned through the date of his or her termination;

•	Some or all of the outstanding stock options that are not vested at the time of his or her death or disability will accelerate and become immediately exercisable as described above under “Payments Made Upon Retirement;”

•	All then unvested restricted Common Shares will immediately vest; and

•	The Named Executive Officer, or his or her beneficiary or estate, will be entitled to receive a pro rata payment of any MIP incentive award at a target level for the then current performance period.

Payments Made Upon Involuntary Termination (Not for Cause)

In the event of involuntary termination of a Named Executive Officer not for “cause”:

•	The Named Executive Officer will be entitled to severance payments in an amount equal to his or her base salary for a period of 24 months, in the case of Mr. Keller, and for a period of 12 months, in the case of the other Named Executive Officers;

•	We will reimburse Messrs. Keller, Hepburn, and McClenahan and Ms. Schneider for payments by him or her to exercise his or her rights under COBRA for a period of time, which in the case of Mr. Keller is 24 months and which is 12 months for Messrs. Hepburn and McClenahan and Ms. Schneider;

•	Mr. Keller is entitled to continuation of long term disability and life insurance benefits for a period of 24 months or, in the event such continuation coverage is not available and Mr. Keller elects to convert his benefits to an individual insurance contract, we will reimburse him for the premiums incurred for a period of 24 months; and

•	Mr. Keller is entitled to receive a pro rata payment of any MIP incentive award at target level for the then current performance period.

Payments Made Upon Voluntary Termination and Termination for Cause

In the event Mr. Keller voluntarily terminates his employment with us for any reason prior to a change of control, or in the event Mr. Keller is terminated for “cause” (as defined in his employment agreement), he is not entitled to receive any payments or benefits other than accrued obligations earned by Mr. Keller prior to his date of termination. Such accrued obligations generally consist of unpaid base salary, pay for unused vacation time, expense reimbursements, any vested benefits Mr. Keller may have in our company retirement plans, and any unpaid bonuses earned relating to the previous fiscal year.

For each of the other Named Executive Officers, if he or she voluntarily terminates his or her employment with us, or if he or she is terminated for “cause” (as defined in his or her employment agreement), the Named Executive Officer is not entitled to receive any payments or benefits other than accrued obligations earned prior to the dated of his or her termination, unless he or she resigns for “good reason” as that term is defined in his or her employment agreement.

In the event any of Messrs. Hepburn, LaBonte and McClenahan or Ms. Schneider voluntarily resigns for “good reason,” each of them is entitled to receive the same payments and benefits described above under “Payments Made Upon Involuntary Termination (Not For Cause)”. “Good reason” is defined in each of Messrs. Hepburn’s, LaBonte’s and McClenahan’s and Ms. Schneider’s employment agreements as a termination prior to a change of control, if after notice and a period to cure, (i) we materially reduce or diminish his or her duties, responsibilities or authority as an executive officer, (ii) he or she no longer reports to our Chief Executive Officer or (iii) his or her base salary and incentive compensation opportunity is reduced in the aggregate and not in accordance with a compensation reduction applicable to all executive officers. For Mr. LaBonte, “good reason” also includes his being asked to relocate more than 20 miles from his personal residence.

As used in the employment agreements of all of the Named Executive Officers, “cause” is defined as (i) gross misconduct or gross negligence in the performance of his or her duties as set forth in employment agreement, (ii) willful disobedience of the lawful directives of the Board of Directors or of our company’s policies, or (iii) commission of a crime involving fraud or moral turpitude that can reasonably be expected to adversely affect the business of our company.

Payments Made Upon Change of Control

In the event we experience a change of control:

•	Some or all of the Named Executive Officers’ outstanding stock options that are not vested at the time of the change of control will accelerate and become immediately exercisable. Generally, the vesting will be accelerated such that fifty percent (50%) of the previously unexercisable portion of such options shall become exercisable immediately following the change of control; and

•	All then unvested restricted Common Shares will immediately vest.

Payments Made Upon Termination in Connection with a Change of Control

Each of our Named Executive Officers has an Employment Security Agreement which establishes a “double trigger” severance plan that provides certain payments and benefits if the executive officer’s employment is terminated within one year after the change of control either by us, or by the executive for “good reason” as defined in the Employment Security Agreement (other than termination by us for cause or a termination by reason of death or disability). In the event a Named Executive Officer is terminated (other than termination by us for cause or a termination by reason of death or disability) within one year after the change of control or if he or she resigns for “good reason”:

•	The Named Executive Officer is entitled to a lump sum severance payment in an amount equal to his or her base salary for 36 months, in the case of Mr. Keller, and 18 months for each of the other Named Executive Officers;

•	The Named Executive Officer is entitled to receive, in the case of Mr. Keller, an amount equal to three times any annual MIP incentive award at target level for the then current performance period and, in the case of each of the other Named Executive Officers, an amount equal to one and one-half times any such annual MIP incentive award;

•	Any stock options which remain unvested at the time of his or her termination shall become immediately exercisable; and

•	We will reimburse each of the Named Executive Officers for payments by him or her to exercise his or her rights under COBRA for a period of time, which, in the case of Mr. Keller is 36 months and, in the case of each of the other Named Executive Officers, is 18 months.

Mr. Keller is also entitled to the above-mentioned benefits if he is terminated without “cause” within six months prior to, or in anticipation of, a change of control of our company.

Generally, a change of control under the Employment Security Agreements and the relevant stock option and restricted stock award agreements is deemed to occur if:

•	A tender offer is made and consummated for the ownership of more than 50% of our outstanding voting securities;

•	We merge or consolidate with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by our shareholders as they existed immediately prior to such merger of consolidation;

•	We sell all or substantially all of our assets to another company;

•	The persons who were our directors cease to constitute a majority of our Board of Directors under specific circumstances; or

•	A person (as defined under the federal securities laws) shall acquire more than 50% of our outstanding voting securities.

Notwithstanding the foregoing, a change of control will not be deemed to occur merely due to the death of Mr. Theodore G. Schwartz, our Chairman and a principal stockholder, or as a result of an acquisition of our outstanding voting securities by Mr. Schwartz and one or more of his affiliates in a going private transaction, except in certain limited circumstance where the ownership interests of Mr. Schwartz and his affiliates falls below certain levels specified in the agreements. See the “Common Shares Beneficially Owned by Principal Shareholders and Management” section of this Proxy Statement.

As defined in the Employment Security Agreements and the relevant stock option and restricted stock award agreements, “good reason” for any Named Executive Officer to voluntarily terminate his or her employment with us shall exist if, after notice and an opportunity to cure:

•	The Named Executive Officer’s principal place of work is moved more than fifty (50) miles;

•	The Named Executive Officer’s duties and responsibilities are materially reduced or diminished; provided that such reduction is not, in the case of the Named Executive Officers other than Mr. Keller, solely as a result of our acquisition and existence as a subsidiary of another entity;

•	The Named Executive Officer’s compensation is reduced in the aggregate;

•	The Named Executive Officer determines in good faith that, as a result of the change of control, he or she is unable to carry out his or her job responsibilities;

•	There is a material violation of his or her employment agreement; or

•	We consummate a liquidation, dissolution or merger or transfer all or substantially all of our assets and his or her employment agreement is not assumed by the surviving entity.

Estimated Payments on Termination or Change of Control

The following table sets forth the estimated payments to each of the Named Executive Officers under the circumstances outlined above. The amounts shown assume that such termination and/or change of control was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination and/or in the event of a change of control. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from us and/or at the time of a change of control.

Pursuant to each Named Executive Officer’s Employment Security Agreement, the amounts payable upon termination following a change of control may be reduced under certain circumstances in the event any such payments are considered excess parachute payments under Section 280G of the Internal Revenue Code. In addition, certain of the Named Executive Officers have provisions in their employment agreements that would reduce the amount of payments thereunder in order to mitigate any negative impact to such executive officer under Section 409A of the Internal Revenue Code. The calculations presented do not give effect to any such provisions which would have the effect of reducing the amounts paid by us to the Named Executive Officers.

Event	Mr. Keller	Mr. Hepburn	Mr. McClenahan	Mr. LaBonte	Ms. Schneider
	(in dollars)
Retirement
Acceleration of stock options(1)	404,500	174,000	164,925	193,665	172,200
Death or Disability
Prorated annual incentive(2)	330,000	126,000	126,000	114,000	108,000
Acceleration of stock options(1)	404,500	174,000	164,925	193,665	172,200
Acceleration of restricted Common Shares(1)	243,750	108,750	108,750	108,750	108,750
Total	978,250	408,750	399,675	416,415	388,950
Involuntary Termination (Not for Cause)
Cash severance payment(2)	880,000	315,000	315,000	285,000	270,000
Prorated annual incentive(2)	330,000	n/a	n/a	n/a	n/a
Continued health benefits	26,825	17,107	8,143	n/a	17,107
Continued long-term disability and life insurance benefits	8,134	n/a	n/a	n/a	n/a
Total	1,244,959	332,107	323,143	285,000	287,107
Voluntary Termination (For Good Reason)
Cash severance payment(2)	n/a	315,000	315,000	285,000	270,000
Prorated annual incentive(2)	n/a	n/a	n/a	n/a	n/a
Continued health benefits	n/a	17,107	8,143	n/a	17,107
Continued long-term disability and life insurance benefits	n/a	n/a	n/a	n/a	n/a
Total	n/a	332,107	323,143	285,000	287,107
Change of Control
Acceleration of stock options(1)	724,000	348,000	292,725	356,933	344,400
Acceleration of restricted Common Shares(1)	243,750	108,750	108,750	108,750	108,750
Total	967,750	456,750	401,475	465,683	453,150
Change of Control with Termination
Cash severance payment(2)	1,320,000	472,500	472,500	427,500	405,000
Prorated annual incentive(2)	990,000	189,000	189,000	171,000	162,000
Continued health benefits	40,237	25,660	12,215	n/a	25,660
Acceleration of stock options(1)	1,448,000	696,000	585,450	713,866	688,800
Acceleration of restricted Common Shares(1)	243,750	108,750	108,750	108,750	108,750
Total	4,041,987	1,491,910	1,367,915	1,421,116	1,390,210

Notes to Estimated Payments on Termination or Change of Control Table

(1)	The value of accelerated stock options and restricted Common Shares is based on the closing price for our Common Shares on The NASDAQ Stock Market, Inc. as of December 29, 2005 ($3.75 per Common Share).

(2)	Cash severance payments and annual incentive bonus calculations are based on the following assumptions: The Named Executive Officer’s base pay is equal to his base salary effective December 31, 2006. Target annual bonus payments are equal to 75% of such base salary for Mr. Keller and 40% of such base salary for the other Named Executive Officers. Generally, severance payments and health care reimbursements would be paid over a period of time on regular pay dates, except upon termination following a change in control where the Named Executive Officer is entitled to a lump sum payment. All other cash payments are paid in a lump sum.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees billed to us by Ernst & Young LLP (“E&Y”), our independent registered public accounting firm for fiscal year 2006, and by Deloitte & Touche LLP (“D&T”), our independent registered public accounting firm for fiscal year 2005 and the first quarter of fiscal year 2006, for services rendered were as follows:

	2006	2005
Audit Fees	$786,411	$583,699
Audit-Related Fees	68,000	81,110
Tax Fees	187,559	135,212
All Other Fees	—	—
Total	$1,041,970	$800,021

“Audit Fees” include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, fees associated with the services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, and fees associated with Section 404 attestation services.

“Audit Related Fees” include fees for information systems audits.

“Tax Fees” include tax compliance and assistance with tax audits.

“All Other Fees” represent fees associated with tax planning advice and 8-K review.

Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee is responsible for appointing our independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. Our Audit Committee has established a policy governing services performed by our independent registered public accounting firm, which requires Audit Committee pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm, sets forth non-audit services which may not be performed by our independent registered public accounting firm and provides for regular review by the Audit Committee of the services performed by our independent registered public accounting firm and their fees. Our Audit Committee approved 100% of the fees for audit, audit related, tax and other services provided by D&T in fiscal year 2005 and the first quarter of fiscal year 2006 and by E&Y in fiscal year 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met and held discussions with management and E&Y, our independent registered public accounting firm for fiscal year 2006. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management and E&Y the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Audit Committee discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as amended.

E&Y also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended. The Audit Committee has discussed the independence of E&Y with members of the firm.

Management is responsible for our internal control and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in its charter, the Audit Committee’s responsibilities include the monitoring and oversight of these processes.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of our financial statements has been carried out in accordance with generally accepted accounting principles or that our independent registered public accounting firm is in fact “independent.”

Based upon and in reliance upon the review and discussion referred to above and the review of E&Y’s report to the Audit Committee, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

John W. Gerdelman, Chairman
Cindy K. Andreotti
John C. Kraft
John J. Park

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

E&Y served as our independent registered public accounting firm for fiscal year 2006. The Audit Committee has retained E&Y to serve as our independent registered public accounting firm for fiscal year 2007. Representatives of E&Y are expected to be present at the Annual Meeting, where they will be available to make a statement and respond to appropriate questions.

2006 Change in Registered Public Accounting Firm

On May 15, 2006, we changed our registered public accounting firm. We dismissed D&T as our independent registered public accounting firm and approved the engagement of E&Y as our new independent registered public accounting firm for the fiscal year ended December 31, 2006. The decision to end our relationship with D&T was made and approved by the Audit Committee of our Board of Directors.

The reports of D&T on our financial statements for the fiscal years ended January 1, 2006 and January 2, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended January 1, 2006 and January 2, 2005, and through May 15, 2006, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T would have caused D&T to make reference to the subject matter of the disagreement in its reports on our financial statements for such years. During the fiscal years ended January 1, 2006 and January 2, 2005, and through May 15, 2006, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We provided D&T with a copy of this disclosure prior to filing it on a Form 8-K with the SEC and requested that D&T furnish us with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from D&T addressed to the SEC, dated May 30, 2006, was filed as Exhibit 16.1 to our Current Report on Form 8-K/A, filed with the SEC on May 30, 2006.

During the fiscal years ended January 1, 2006 and January 2, 2005 and through May 15, 2006, neither we nor anyone acting on our behalf consulted E&Y regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or (2) any matter that was (a) either the subject of a disagreement with D&T on accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of the disagreement in their report, or (b) a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided E&Y with a copy of this disclosure prior to filing it on a Form 8-K with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a $123,639 investment in 2001 Development Corporation, a community-oriented economic development company in Cedar Rapids, Iowa, of which Mr. Collins, a member of the Board of Directors, is the President. As share ownership in 2001 Development Corporation is limited to corporations doing business in Cedar Rapids, Mr. Collins owns no interest in 2001 Development Corporation.

Our Corporate Governance Guidelines outline our policies and procedures for the review, approval or ratification of related party transactions and conflicts of interest. Our policy is that a director must avoid any conflict of interest with our company. If a director develops an actual, potential or apparent conflict of interest with us or is unsure whether a potential situation might develop into a conflict of interest, he or she must report the conflict immediately to our Chairman and the Chairman of our Nominating/Governance Committee. The conflict must be resolved to the satisfaction of the Nominating/Governance Committee or the director must resign. Further, if a director (or any member of his or her immediate family) has a personal interest in a matter before our Board of Directors, he or she must disclose to the full Board the material facts as to his or her relationship and interest. In addition to the approval processes described above, our Code of Business Ethics and Conduct prohibits any director or employee from engaging in any activity or association that conflicts with, or appears to conflict with, his or her ability to exercise independent judgment in our best interest and dictates that such individuals must avoid any situation that may create, or seem to create, a conflict between his or her personal interests and our company’s interests.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors, and persons who own more than ten percent of our outstanding Common Shares report their beneficial ownership and changes in their beneficial ownership of our equity securities by filing reports with the SEC. During fiscal year 2006, to our knowledge, our officers, directors, and greater than ten percent beneficial owners filed the reports required by Section 16(a) on a timely basis, except that Mr. Keller filed a late Form 5 and failed to file a Form 4 regarding the forfeiture of certain restricted Common Shares on December 31, 2006. For the discussion of these restricted Common Shares, see Note 3 to the “2006 Grants of Plan-Based Awards” appearing in the “Executive Compensation” section of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

A copy of our most recent Annual Report on Form 10-K filed with the SEC accompanies this Proxy Statement. Additional copies of the Annual Report on Form 10-K may be obtained from our website at www.apaccustomerservices.com, or by writing to APAC Customer Services, Inc., Six Parkway North, Deerfield, Illinois 60015, Attention: George H. Hepburn III, Senior Vice President and Chief Financial Officer.

MULTIPLE SHAREHOLDERS SHARING AN ADDRESS

The rules of the SEC permit companies to provide a single copy of an annual report and proxy statement to households in which more than one shareholder resides. This process is known as householding. Shareholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our Proxy Statement and Annual Report to Shareholders unless they have affirmatively objected to the householding notice.

Shareholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing or calling our Investor Relations department at: Investor Relations, APAC Customer Services, Inc., Six Parkway North, Deerfield, Illinois 60015 or 800-776-2722. For future annual meetings, a shareholder may request separate annual reports or proxy statements, or may request the householding of such materials, by contacting us as noted above.

PROPOSALS OF SHAREHOLDERS FOR 2007 ANNUAL MEETING

A shareholder who intends to present a proposal at the 2008 Annual Meeting and who wishes to have the proposal included in our proxy statement for that meeting must deliver the proposal to the Secretary. All proposals must be received by the Secretary at our principal executive office located at Six Parkway North, Deerfield, Illinois 60015, no later than December 28, 2007, and must satisfy the applicable rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

A shareholder who intends to nominate a candidate for director or to present a proposal that is a proper subject for consideration at the 2008 Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement, must provide written timely notice to the Secretary in accordance with our Bylaws. To be timely, such notice must be delivered to the Secretary at our principal executive offices between February 2, 2008 and March 3, 2008. However, if the date of our 2008 Annual Meeting is before May 2, 2008, or after July 31, 2008, the notice must be delivered to the Secretary at our principal executive office not more than 120 days prior to the 2008 Annual Meeting and not less than the later of 90 days prior to the 2008 Annual Meeting or 10 days following the day on which we first publicly announce the date of the 2008 Annual Meeting. The notice must describe certain information regarding the nominee and the shareholder giving the notice, including information such as name, address, occupation and shares held.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Pamela R. Schneider
Secretary

April 30, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments ☐
PLEASE SEE
REVERSE SIDE
1. Election of Directors:

The Board of Directors Recommends a Vote “FOR” the following nominees.

01—Cindy K. Andreotti 02—John W. Gerdelman	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT
03—John C. Kraft 04—Robert J. Keller 05—John J. Park	☐	☐	☐
06—Theodore G. Schwartz

Nominee(s) Excepted

Signature	Signature	Date

Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

APAC Customer Services, Inc.
Proxy is Solicited on Behalf of the Board of Directors
For the Annual Meeting of Shareholders on June 1, 2007
     The undersigned hereby appoints Robert J. Keller, George H. Hepburn, III and Pamela R. Schneider, and each of them, as proxies, each with full power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all of the Common Shares of APAC Customer Services, Inc. which the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of APAC Customer Services, Inc. to be held on June 1, 2007, or at any adjournment thereof.
Unless otherwise marked, this proxy will be voted FOR the election of the nominees named on the reverse side.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù
You can now access your APAC Customer Services, Inc. account online.
Access your APAC Customer Services, Inc. shareholder account online via Investor ServiceDirect® (ISD).
LaSalle Bank, N.A., Transfer Agent for APAC Customer Services, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.lasalleshareholderservices.com

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www.lasalleshareholderservices.com/isd/
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